Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Pricing of

Follow-On Offering of Common Stock

IRVINE, Calif. September 16, 2016—Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) (the “Company” or “Impac”) announced today the pricing of its public follow-on offering of 3,000,000 shares of common stock at a public offering price of $13.00 per share. The number of shares sold represents a 20% increase of the shares offered beyond what was included in the preliminary prospectus supplement.  Gross proceeds to Impac are expected to be approximately $39.0 million before deducting underwriter discounts and commissions and estimated expenses payable by Impac.  In addition, the Company has granted the underwriter a 30-day option to purchase up to an additional 450,000 shares of common stock offered in the public offering on the same terms and conditions to cover over-allotments, if any.

JMP Securities LLC is acting as sole book-running manager for the offering.  The offering is expected to close on or about September 21, 2016, subject to customary closing conditions.

A registration statement relating to these securities was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 28, 2015 and declared effective on June 16, 2015.  The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may obtain copies of these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  A final prospectus supplement related to the offering will be filed with the SEC.  When available, copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained by contacting JMP Securities LLC, Attention: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, or by telephone at (415) 835-8985 or email: syndicate@jmpsecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplement.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations, at (949) 475-3988 or email Justin.Moisio@ImpacMail.com.  Web site: http://ir.impaccompanies.com or www.impaccompanies.com

Contact

Impac Mortgage Holdings, Inc.

Justin Moisio, (949) 475-3988

VP Investor Relations

Justin.Moisio@ImpacMail.com